Exhibit 99.1

Press Release

Two North Broadway

Lebanon, Ohio 45036

Company Contact: Eric J. Meilstrup Chief Executive Officer LCNB National Bank (513) 932-1414 shareholderrelations@lcnb.com	Investor and Media Contact: Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE MONTHS ENDED MARCH 31, 2026

First quarter 2026, net interest margin increased 58 basis points year-over-year to 3.83%, driving record quarterly net interest income of $18.8 million, a 15.6% year-over-year increase

Pre-tax, pre-provision for credit losses net income for the first quarter of 2026 increased 34.1% year-over-year to $7.7 million

Book value increased 6.0% year-over-year to $19.36 per share and tangible book value per share increased 10.7% year-over-year to $12.55 per share at March 31, 2026

LCNB Wealth Management assets increased 12.5% year-over-year to a record $1.57 billion at March 31, 2026, producing fiduciary income of $2.5 million for the 2026 first quarter

LEBANON, Ohio--LCNB Corp. ("LCNB") (NASDAQ: LCNB) today announced financial results for the three months ended March 31, 2026.

Commenting on the financial results, LCNB Chief Executive Officer, Eric Meilstrup said, “LCNB achieved another solid quarter of higher core profitability and book value growth, highlighted by continued net interest margin expansion, disciplined expense management, and solid year-over-year growth at LCNB Wealth Management. As a result, pre-tax, pre-provision for credit losses income increased 34.1% year-over-year, underscoring the strength and consistency of our core earnings profile.”

Mr. Meilstrup continued, “Provision expense increased during the quarter, primarily driven by higher provisions for two participated loans within the logistics industry. In addition, given increased macroeconomic uncertainty, we have maintained a higher allowance for credit losses, which totaled $13.4 million at March 31, 2026, compared to $12.1 million a year ago, despite a reduction in nonperforming loans. The provision for credit losses during the first quarter reduced after-tax earnings by $0.13 per diluted share. Certain segments of the logistics industry have experienced increased pressure across the broader economic environment, though LCNB’s exposure to that industry remains limited. Overall, our asset‑quality metrics compare favorably to peer, and nonperforming loans declined to 0.20% of total loans at March 31, 2026, from 0.28% a year earlier.”

“While the economic environment has become more fluid, we believe 2026 will be another good year of high profitability. The mergers completed in recent years have delivered meaningful benefits to shareholders, continue to execute in line with expectations, and remain on track to generate tangible book value accretion. We expect LCNB Wealth Management to continue benefiting from organic growth and cross‑selling opportunities across our markets, and we remain focused on disciplined growth and investing in our physical and digital infrastructure to enhance the customer experience and support long‑term value creation,” concluded Mr. Meilstrup.

Income Statement

Net income for the 2026 first quarter was $4.4 million, compared to $4.6 million for the same period in 2025. Earnings per basic and diluted share for the 2026 first quarter were $0.31, compared to $0.33 for the same period in 2025.

Net interest income for the three months ended March 31, 2026 was a record $18.8 million, compared to $16.3 million for the same period in 2025. The year-over-year growth in net interest income was primarily due to an increase in the average yield on earnings assets, a reduction in interest-bearing liabilities, and a decrease in the average rate paid on interest-bearing liabilities. For the 2026 first quarter, LCNB’s tax equivalent net interest margin was 3.83%, compared to 3.25% for the same period in 2025.

Non-interest income for the three months ended March 31, 2026 was $4.7 million, compared to $5.2 million for the same period in 2025. The 10.1% year-over-year decrease was primarily due to a $0.6 million reduction in net gains from sales of loans and lower service charges and fees on deposit accounts, partially offset by $0.4 million of higher fiduciary income.

Non-interest expense for the three months ended March 31, 2026 was $15.9 million, compared to $15.8 million for the same period in 2025.  The $0.1 million increase was primarily due to higher salaries and employee benefits, computer maintenance and supplies, and contracted services expenses, partially offset by lower net FDIC insurance premiums and other non-interest expenses.

Capital Allocation

For the three months ended March 31, 2026, LCNB paid $0.22 per share in dividends.

Balance Sheet

Total assets at March 31, 2026 decreased 2.8%, to $2.24 billion, from $2.30 billion at March 31, 2025. Net loans at March 31, 2026 were $1.68 billion, a decrease of 1.2%, or $21.2 million, from March 31, 2025. During the quarter ended March 31, 2026, the Company originated $87.8 million in loans and sold $10.8 million into the secondary market, which contributed $200,000 of gains to first quarter non-interest income, compared to $84.9 million in loans originated and $21.5 million of loans sold into the secondary market last year, which generated $841,000 of gains and benefited first quarter 2025 non-interest income.

Loans held for sale totaled $3.4 million at March 31, 2026, compared to $6.1 million at March 31, 2025, and were primarily composed of loans scheduled to be sold to an investor.

Total deposits at March 31, 2026 decreased 4.3%, to $1.84 billion, compared to $1.92 billion at March 31, 2025.  The change includes modest growth in noninterest‑bearing demand deposit accounts, and the decline in interest‑bearing balances reflects the strategic runoff of higher‑cost certificates of deposit and IRA balances as part of the Company’s funding optimization strategy.

At March 31, 2026, shareholders' equity was $275.8 million, compared to $258.7 million at March 31, 2025. On a per-share basis, shareholders' equity at March 31, 2026 was $19.36, compared to $18.26 at March 31, 2025.

At March 31, 2026, tangible shareholders' equity was $178.8 million, compared to $160.6 million at March 31, 2025. The 11.3% year-over-year increase in tangible shareholders' equity was primarily from higher retained earnings and an improvement in the unrealized losses on the available-for-sale investment portfolio. On a per-share basis, tangible shareholders' equity was $12.55 at March 31, 2026, compared to $11.34 at March 31, 2025.

Assets Under Management

Total assets managed at March 31, 2026, were $4.18 billion, compared to $4.16 billion at March 31, 2025. The year-over-year increase in total assets managed was due to an increase in the fair value of trust and investments and investment services partially offset by lower LCNB total assets, mortgage loans serviced and cash management. Trust and investments and brokerage accounts increased due to a higher number of new LCNB Wealth Management customer accounts and an increase in the fair value of managed assets.

Asset Quality

For the 2026 first quarter, LCNB recorded a provision for credit losses of $2.3 million, compared to a provision for credit losses of $197,000 for the 2025 first quarter.

Net charge-offs for the 2026 first quarter were $2.7 million, or 0.65% of average loans, compared to net charge-offs of $39,000, or 0.01% of average loans, annualized, for the same period in 2025.

Net charge‑offs during the first quarter of 2026 primarily reflected the resolution of two unrelated credits within the logistics sector, an industry that has experienced elevated stress in recent periods across the broader economy. One of these loans, which carried a specific reserve of approximately $1.4 million at December 31, 2025, was charged off during the quarter with no additional impact to earnings, consistent with the Company’s prior disclosures. In addition, the Company recognized a charge‑off of approximately $1.3 million related to a separate logistics‑sector borrower following adverse developments subsequent to year‑end.

While these charge‑offs occurred within the logistics sector, the Company’s overall exposure to that industry remains limited. Moreover, changes in the allowance for credit losses during the quarter were not solely attributable to logistics‑related borrowers, but also reflected increased reserves and specific impairments for certain commercial and industrial borrowers in other industries impacted by continued global trade uncertainty and geopolitical conditions.

Total nonperforming loans, which include nonaccrual loans and loans past due 90 days or more and still accruing interest, were $3.36 million, or 0.20% of total loans, at March 31, 2026, compared to $4.9 million, or 0.28% of total loans, at March 31, 2025. The year‑over‑year decrease in nonperforming loans was primarily attributable to the disposition of one commercial real estate loan. The nonperforming assets to total assets ratio was 0.15% at March 31, 2026, compared to 0.21% at March 31, 2025.

About LCNB Corp.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. Through its subsidiary, LCNB National Bank (the “Bank”), it serves customers and communities in Southwest and South-Central Ohio. A financial institution with a long tradition for building strong relationships with customers and communities, the Bank offers convenient banking locations in Butler, Clermont, Clinton, Fayette, Franklin, Hamilton, Montgomery, Preble, Ross, and Warren Counties, Ohio. The Bank continually strives to exceed customer expectations and provides an array of services for all personal and business banking needs including checking, savings, online banking, personal lending, business lending, agricultural lending, business support, deposit and treasury, investment services, trust and IRAs and stock purchases. LCNB Corp. common shares are traded on the NASDAQ Capital Market Exchange® under the symbol “LCNB.”

Learn more about LCNB Corp. at www.lcnb.com

Forward-Looking Statements

Certain statements made in this news release regarding LCNB’s financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.  Please refer to LCNB’s Annual Report on Form 10-K for the year ended December 31, 2025, as well as its other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of LCNB’s business and operations.  Additionally, LCNB’s financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially.  These factors include, but are not limited to:

1.	the success, impact, and timing of the implementation of LCNB’s business strategies;
2.	LCNB’s ability to integrate recent and future acquisitions may be unsuccessful or may be more difficult, time-consuming, or costly than expected;
3.	LCNB may incur increased loan charge-offs in the future and the allowance for credit losses may be inadequate;
4.	LCNB may face competitive loss of customers to both bank and nonbank financial institutions;
5.

changes in the interest rate environment, either by interest rate increases or decreases, may have results on LCNB’s operations materially different from those anticipated by LCNB’s market risk management functions;

6.	changes in general economic conditions, including the potential economic impacts of a prolonged U.S. government shutdown and increased competition could adversely affect LCNB’s operating results;
7.

changes in or instability regarding regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact LCNB’s operating results;

8.	LCNB may experience difficulties growing loan and deposit balances;
9.	United States trade relations with foreign countries could negatively impact the financial condition of LCNB's customers, which could adversely affect LCNB's operating results and financial condition;
10.

global and/or geopolitical relations and/or conflicts could create financial market uncertainty and have negative impacts on commodities, currency, and stability, which could adversely affect LCNB's operating results and financial condition;

11.

difficulties with technology or data security breaches, including cyberattacks or widespread outages, could negatively affect LCNB's ability to conduct business and its relationships with customers, vendors, and others;

12.

adverse weather events and natural disasters and global and/or national epidemics could negatively affect LCNB’s customers given its concentrated geographic scope, which could impact LCNB’s operating results; and

13.

government intervention in the U.S. financial system, including the effects of legislative, tax, accounting, and regulatory actions and reforms, including, the Jumpstart Our Business Startups Act, the Consumer Financial Protection Bureau, the capital ratios of Basel III as adopted by the federal banking authorities, changes in deposit insurance premium levels, and any such future regulatory actions or reforms.

Forward-looking statements made herein reflect management's expectations as of the date such statements are made.  Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of LCNB and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  LCNB undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.